Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports November Increases of 4.3% in Total Sales and 2.3% in Comparable Store Sales

HOUSTON, TX, December 1, 2011 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four week November period ended November 26, 2011 increased 4.3% to $121 million from $116 million in the prior year four week period ended November 27, 2010.  Comparable store sales increased 2.3%.

Merchandise categories which achieved comparable store sales increases during November were accessories, cosmetics, footwear, junior’s, home & gifts and young men’s. Geographically, all regions had comparable store sales gains during the month.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2011	2010	2011	2010
1st Quarter	0.2	(0.6)	346	340
2nd Quarter	0.9	(1.6)	353	345
3rd Quarter	(0.6)	(0.3)	334	332
November	2.3	2.4	121	116
Year-To-Date (10 Mos)	0.4	(0.5)	1,154	1,133

Andy Hall, President and Chief Executive Officer, commented, “Our comparable store sales increase was driven by a very strong week four, which included Black Friday.  We are encouraged by our positive start to the holiday shopping period and expect December to benefit from our key merchandising initiatives in cosmetics, cold weather, non-apparel

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Stage Stores Reports
November Sales
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gifts and toys and continued strength in eCommerce sales.  We look forward to meeting our customers’ holiday shopping and gift-giving needs with exciting merchandise selections and exceptional customer service.”

Store Activity
The Company completed its 2011 new store opening program during November with the opening of seven new department stores and three new off-price stores.  New Goody’s stores were opened in Huntsville, Jasper and Selma, AL, and in Enid and Chickasha, OK, a new Palais Royal store was opened in Houston, TX, and a new Peebles store was opened in Hamilton, NY.  The Company’s first three Steele’s stores were opened in Beeville, TX, and Bastrop and Minden, LA.  In addition to the ten new stores opened in November, the Company reopened a store which had been closed due to storm damage.

For the year, the Company opened a total of 37 new stores.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 821 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company’s expectations that its key merchandising initiatives will benefit its December sales.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2011, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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